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                                                                    Exhibit 23.2

                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-22211) and related Prospectus of Liberty Property Trust and Liberty Property Limited Partnership and to the incorporation by reference therein of (i) our report dated February 3, 1997 with respect to the Statement of Operating Revenues and Certain Operating Expenses for 650-660 E. Swedesford Road included in the Current Report on Form 8-K of Liberty Property Trust and Liberty Property Limited Partnership dated
February 10, 1997 filed with the Securities and Exchange Commission and (ii) our report dated January 28, 1997 with respect to the Statement of Operating Revenues and Certain Operating Expenses for the South Carolina Properties and our report dated February 24, 1997 with respect to the Statement of Operating Revenues and Certain Operating Expenses for the Minnesota Properties included in the Current Report on Form 8-K of Liberty Property Trust and Liberty Property Limited Partnership dated March 5, 1997 filed with the Securities and Exchange Commission.

                                            Fegley & Associates



Plymouth Meeting, Pennsylvania
March 4, 1997